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                          SECOND AMENDMENT TO SUBLEASE

      This Amendment is executed as of 4/19/, 1988 between Filmworks U.S.A., Inc. ("Sublessor") and MCA Concerts, Inc. ("Tenant") and amends the Sublease between the same parties executed as of January 20, 1988 (the "Origina1 Sublease") pertaining to a portion of the approximately 117 acre panel commonly known as Lakewood Fairgrounds. The Original Sublease has been amended by the First Amendment to Sublease dated January 21, 1988. The capitalized terms used in this Amendment shall have the same meaning as the same terms in the Original Sublease.

      Sublessor and Tenant agree to amend the Original Sublease as previously amended as follows:

      1. Sharing Agreement. If Tenant enters into an arrangement with a foundation or other organization ("Association") pursuant to which Tenant would pay Association a sum not to exceed 25 cents per ticket for each ticket sold at the Site during a particular calender year in excess of 125,000 tickets in that year, Sublessor shall, during the entire Lease Term, bear one-half of the burden of making the per ticket payments to Association which are specified above provided that Sublessor's one-half of the burden shall not exceed 12 1/2 cents per ticket. In order to give effect to Sublessor's obligation to bear up to 12 1/2 cents per ticket, Tenant shall be entitled to offset an amount equal to one-half of the per ticket payment made to Association (but not to exceed an offset of 12 1/2 cents per ticket) against rent and any other sums otherwise due Sublessor by Tenant pursuant to the Original Sublease as amended. Tenant may exercise the aforementioned offset rights at such time as Tenant believes in good faith is necessary so that by the time Tenant makes any payment to Association, Tenant will have offset Sublessor's one-half share of such payment.

      2. Dickerson Agreement.

      Reference is made to Section 1 of the First Amendment to Sublease. The reference therein to the Dickerson Agreement is hereby modified to refer to the Agreement dated as of


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February 2, 1988 as executed between Tenant and Dickerson Outdoor Entertainment
Corporation (together with the Jerry Dickerson Agreement between Tenant and Jerry Dickerson personally), a copy of which is attached hereto and incorporated herein by this reference which incorporated Agreement with Dickerson Outdoor Entertainment Corporation is hereby substituted in lieu of the earlier unexecuted draft between Tenant and Jerry Dickerson personally.

      3. Consideration. The consideration for Sublessor's execution of this Amendment includes, but is not limited to, Tenant's entering into the Agreement with Dickerson Outdoor Entertainment Corporation referred to in paragraph 2 above. In addition, if Tenant has entered into or does enter into the above described arrangements with the Association, Sublessor acknowledges that Tenant will have done so or will be doing so in reliance on Sublessor's promise to execute this Amendment.

      4. Original Sublease as Previously Amended in Effect. Except as amended hereby, the 0riginal Sublease as previously amended remains in full force and effect.

Filmworks U.S.A., Inc.                            MCA Concerts, Inc.


By /s/ Edwin D. Spivia                            By /s/ Marc Bension
  ----------------------------                      ----------------------------
   its President


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